Exhibit 99.1

Delta Apparel Reports Third Quarter 2008 Results

DULUTH, Ga.--(BUSINESS WIRE)--Delta Apparel, Inc. (AMEX: DLA) today reported financial results for its third fiscal quarter ended March 29, 2008.

Net sales for the three months ended March 29, 2008, were $75.4 million compared to $85.0 million in the prior year’s third quarter. The decrease was due to lower sales in the activewear segment offset by increased sales in the retail-ready segment. Gross margins declined 360 basis points to 20.8% compared to 24.4% in the prior year third quarter primarily as a result of textile restructuring related costs, higher raw material prices, increased energy and transportation costs and sales of a more basic mix in the catalog tee business.

The Company previously announced on July 18, 2007, an overall restructuring plan which included the closing of its Fayette, Alabama manufacturing facility, the expensing of excess manufacturing costs with the FunTees integration and the expensing of start-up costs stemming from the opening of its Honduran textile facility. In the third quarter of fiscal 2008, the Company expensed $0.9 million, or $0.07 per diluted share, predominantly related to start-up costs from the opening of its Honduran textile facility. We expect that these third quarter restructuring costs will be the final charges relating to the Company’s textile restructuring plan announced on July 18, 2007. Expenses associated with the restructuring plan impacted the Company’s financials as follows:

	FY 07 Qtr 4	FY 08 Qtr 1	FY 08 Qtr 2	FY 08 Qtr 3	Total

Cost of Sales	$5.4 million	$2.0 million	$2.0 million	$0.9 million	$10.3 million
Restructuring Charges	1.5 million	0.1 million	--	--	1.6 million
Total	$6.9 million	$2.1 million	$2.0 million	$0.9 million	$11.9 million

Diluted EPS Impact	$0.51	$0.16	$0.15	$0.07	$0.90

Net loss for the third quarter, inclusive of the textile restructuring charges, was $0.4 million, or ($0.05) per diluted share, compared to the prior year’s net income of $2.8 million, or $0.32 per diluted share.

Robert W. Humphreys, President and Chief Executive Officer, commented, “We are pleased that during the quarter we completed our previously announced textile restructuring plan. Our new, state-of-the-art textile facility in Honduras continues to increase its production of first-quality dyed fabric and is on pace to reach our initial goal of producing over 500,000 pounds of fabric per week in our fiscal fourth quarter. Based on our experience to date, we continue to believe this facility can provide our activewear business with annual pre-tax savings of $7 million when producing at the one million pound per week production level. We remain focused on continued cost savings and quality improvement in our manufacturing operations.”

Mr. Humphreys continued, “While we did not meet our initial expectations for the quarter, we are continuing to see positive aspects in our businesses. The sell-through of our Soffe product line at retail met our expectations despite the slowing in consumer spending. We continue to see double-digit sales growth in our Soffe college bookstore distribution channel and our Intensity Athletics business. Our Junkfood business had its fourth consecutive quarter of sales growth, resulting from both its traditional customers as well as its new partnership with GapKids. In our activewear segment, we believe we are servicing our private label customers well and are seeing the rewards with new, additional programs for shipment in the upcoming seasons. Unfortunately, retailers are taking a more cautious approach with their re-orders and inventory positions due to the slowdown of the general economy and weakness in consumer spending, which is offsetting our results more than we originally expected.”

Fourth Quarter and Fiscal 2008 Guidance

For the fourth fiscal quarter ending June 28, 2008, the Company expects sales to be in the range of $88 to $98 million and diluted earnings to be in the range of $0.40 to $0.46 per share. This compares to sales of $91.8 million and diluted earnings of $0.08 per share in the prior year fourth fiscal quarter. The earnings in the fourth quarter of 2007 included $0.51 per diluted share of costs associated with the textile restructuring plan.

For the 2008 fiscal year, the Company expects net sales to be in the range of $305 to $315 million and diluted loss per share to be in the range of ($0.10) to ($0.16), inclusive of restructuring related expenses of ($0.39) per diluted share. The Company remains concerned about the general slowdown of the U.S. economy and consumer demand for apparel. Further deterioration in the economy and retail marketplace may negatively impact the Company’s results of operations.

Retail-Ready Apparel

This segment, which is comprised of the Soffe and Junkfood businesses, reported a 7.1% sales increase to $35.0 million for the third quarter of fiscal year 2008 compared to $32.7 million in the prior year third quarter. The higher sales were driven primarily by a 37.1% increase in Junkfood sales, the fourth consecutive quarter of double-digit sales growth. Junkfood sales were positively impacted by sales of the new co-branded products to GapKids, increased foreign sales, and new boutique customers. Sales in the Soffe business were flat with the prior year, with increased sales in its military and college bookstore distribution channels being offset by lower sales in its retail and sporting goods channels. Operating income in the retail-ready segment was $4.7 million for the third fiscal quarter of 2008, an increase of $0.6 million from the prior year third quarter due primarily to the increased sales and leveraged fixed costs in the Junkfood business.

Activewear Apparel

The activewear segment, which is comprised of the Delta and FunTees businesses, reported sales of $40.3 million for the three months ended March 29, 2008, a 22.9% decrease from the prior year third quarter sales of $52.3 million. The decrease in sales was due to lower sales in both the Delta and FunTees businesses, caused by customers taking a more cautious approach with their orders due to weakness in consumer spending and a slowdown in the release of orders from retailers. Although pricing increased during the quarter in the catalog business, these increases were offset by higher cotton, energy and transportation costs. In addition, a higher sales mix of more basic products lowered overall margins. The activewear segment generated an operating loss of $3.6 million compared to operating income of $1.1 million in the prior year third quarter due primarily to $0.9 million in restructuring related costs, increased raw material prices, higher energy and transportation costs, a higher mix of core basic tees in the Delta business, and lower sales in the FunTees business.

Mr. Humphreys concluded, “Despite the challenging economic conditions and difficult retail environment, we remain focused on our strategies to better position our businesses for the long-term. During fiscal 2008, we are completing a number of initiatives that we believe will allow us to deliver top-line growth, improve profitability, and increase shareholder value in the future.”

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 312-1392. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from April 25, 2008 through May 2, 2008. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is: 2603974

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiaries, M. J. Soffe Co. and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico. The Company employs approximately 6,300 people worldwide. Additional information on the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the FunTees acquisition and to integrate it successfully into our business, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in “Item 1A. Risk Factors” in our annual Report on Form 10-K for the fiscal year ended June 30, 2007 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007

Net Sales	$75,364	$85,013	$216,706	$220,642
Cost of Goods Sold	59,654	64,294	177,184	166,494
Gross Profit	15,710	20,719	39,522	54,148

Selling, General and Administrative	14,645	15,471	42,232	42,984
Restructuring Costs	-	-	62	-
Other Income (Expense), Net	9	(18)	57	74
Operating Income (loss)	1,074	5,230	(2,715)	11,238

Interest Expense, Net	1,648	1,384	4,703	3,813
(Loss) Income Before (Benefit) Provision for Income Taxes and
Extraordinary Gain	(574)	3,846	(7,418)	7,425

(Benefit) Provision for Income Taxes	(189)	1,068	(2,651)	2,440
(Loss) Income before Extraordinary Gain	(385)	2,778	(4,767)	4,985

Extraordinary Gain, Net of Taxes	-	-	-	672

Net (Loss) Income	$(385)	$2,778	$(4,767)	$5,657

Weighted Average Shares Outstanding
Basic	8,497	8,524	8,474	8,536
Diluted	8,497	8,686	8,474	8,701

Net (Loss) Income per Common Share , before Extraordinary Gain
Basic	$(0.05)	$0.33	$(0.56)	$0.58
Diluted	$(0.05)	$0.32	$(0.56)	$0.57

Net (Loss) Income per Common Share, after Extraordinary Gain
Basic	$(0.05)	$0.33	$(0.56)	$0.66
Diluted	$(0.05)	$0.32	$(0.56)	$0.65

		March 29, 2008	June 30, 2007	March 31, 2007

Current Assets
Cash		$607	$792	$465
Receivables, Net		44,329	46,444	49,046
Income Tax Receivable		2,696	2,192	1,023
Inventories, Net		136,192	124,604	132,534
Deferred Income Taxes		3,392	1,891	2,217
Other Assets		3,366	2,597	3,253
Total Current Assets		190,582	178,520	188,538

Noncurrent Assets
Property, Plant & Equipment, Net		37,933	29,407	26,584
Goodwill and Other Intangibles, Net		21,948	22,313	22,435
Other Noncurrent Assets		2,724	2,550	2,317
Total Noncurrent Assets		62,605	54,270	51,336

Total Assets		$253,187	$232,790	$239,874

Current Liabilities
Accounts Payable and Accrued Expenses		$53,391	$54,948	$55,879
Current Portion of Long Term Debt		6,273	2,927	2,938
Total Current Liabilities		59,664	57,875	58,817

Noncurrent Liabilities
Long-Term Debt		91,159	70,491	75,464
Deferred Income Taxes		1,056	749	942
Other Noncurrent Liabilities		1,375	6	7
Total Noncurrent Liabilities		93,590	71,246	76,413

Stockholders' Equity		99,933	103,669	104,644

Total Liabilities and Stockholders' Equity		$253,187	$232,790	$239,874

CONTACT:
Delta Apparel, Inc.
Company Contact:
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Integrated Corporate Relations
Investor Relations Contact:
Brendon Frey, 203-682-8200